Exhibit 4.2

NIMBLEGEN SYSTEMS, INC.

SEVENTH AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

January 25, 2007

NIMBLEGEN SYSTEMS, INC.

SEVENTH AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

This SEVENTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated as of January 25, 2007 by and among NIMBLEGEN SYSTEMS, INC., a Delaware corporation (the “Company”), and the individuals and entities listed on the signature pages hereof, and any other individuals or entities that may execute a counterpart signature page to this Agreement subsequent to the date hereof (collectively, the parties hereto and such other persons or entities are referred to herein as the “Preferred Stockholders”), and amends and restates the Sixth Amended and Restated Registration Rights Agreement dated as of December 22, 2006 (the “Amended Agreement”), by and among the Company and the individuals and entities listed on the signature pages thereof and any other individuals or entities that may have executed a counterpart signature page thereto.

RECITALS

WHEREAS, on or about September 28, 2004 or December 8, 2006, the Company issued shares of its Series E Preferred Stock to certain of the Preferred Stockholders who own Series E Preferred Stock in the Company and who are listed on Exhibit A attached hereto as Series E Preferred Stockholders (collectively, the “Series E Preferred Stockholders”) pursuant to a Series E Preferred Stock Exchange Agreement dated September 28, 2004 (the “Series E Preferred Stock Exchange Agreement”) or pursuant to the Company’s Sixth Amended and Restated Certificate of Incorporation (the “Recapitalization Charter Amendment”), as the case may be;

WHEREAS, on or about December 8, 2006, the Company issued shares of its Series F Preferred Stock to certain of the Preferred Stockholders who own Series F Preferred Stock in the Company and who are listed on Exhibit A attached hereto as Series F Preferred Stockholders (collectively, the “Series F Preferred Stockholders”) pursuant to the Recapitalization Charter Amendment and in respect of shares originally issued on or about September 28, 2004, June 24, 2005, November 23, 2005 pursuant to a Series F Preferred Stock Purchase Agreement dated September 28, 2004 (the “2004 Series F Preferred Stock Purchase Agreement”), respective Subscription Agreements, each dated June 24, 2005 (each a “Subscription Agreement”), a Series F Preferred Stock Purchase Agreement dated November 23, 2005 (the “2005 Series F Preferred Stock Purchase Agreement”), as the case may be, and on or about December 22, 2006, the Company issued shares of its Series F Preferred Stock to certain of the Preferred Stockholders pursuant to a Series F Preferred Stock Purchase Agreement dated as of December 22, 2006 (the “2006 Series F Preferred Stock Purchase Agreement”);

WHEREAS, the Company is and will be issuing shares of its Series F Preferred Stock to Preferred Stockholders listed on Exhibit A attached hereto as Series F Preferred Stockholders (also, collectively, the “Series F Preferred Stockholders”) in accordance with the terms and conditions of that certain Series F Preferred Stock Purchase Agreement dated as of January 25, 2007 (the “2007 Series F Preferred Stock Purchase Agreement”);

WHEREAS, in connection with these transactions, the Company has granted and agreed to grant registration rights to the Preferred Stockholders as set forth below in accordance with the terms and conditions set forth below; and

WHEREAS, the Preferred Stockholders desire to set forth their agreements regarding such registration herein and in connection therewith the Company and the Preferred Stockholders desire to amend and restate the Amended Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the Series E Preferred Stock Exchange Agreement, the Recapitalization Charter Amendment, the 2004 Series F Preferred Stock Purchase Agreement, each Subscription Agreement, the 2005 Series F Preferred Stock Purchase Agreement, the 2006 Series F Preferred Stock Purchase Agreement, and the 2007 Series F Preferred Stock Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree as follows:

AGREEMENT

1.	DEFINED TERMS.

As used in this Agreement, the following terms shall have the following respective meanings:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Form S-3” means such form under the Securities Act in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Holder” means any Series E Holder or Series F Holder.

“Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.1, 2.2, and 2.3 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company, stock transfer taxes, underwriting discounts and commissions).

“Registrable Securities” means Series E Registrable Securities or Series F Registrable Securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor’s rights under Section 2 are not assigned.

“Register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series E Holder” shall mean any holder of record of Series E Registrable Securities that have not been sold to the public or any assignee of record of any such Series E Registrable Securities in accordance with Section 2.9 hereof.

“Series F Holder” shall mean any holder of record of Series F Registrable Securities that have not been sold to the public or any assignee of record of any such Series F Registrable Securities in accordance with Section 2.9 hereof.

“Series E Preferred Stock” means the $0.001 par value, Series E Preferred Stock of the Company.

“Series F Preferred Stock” means the $0.001 par value, Series F Preferred Stock of the Company.

“Series E Registrable Securities” means (1) Common Stock of the Company issued or issuable upon conversion of the Series E Preferred Stock, and (2) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or replacement of, such above-described securities.

“Series F Registrable Securities” means (1) Common Stock of the Company issued or issuable upon conversion of the Series F Preferred Stock, and (2) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or replacement of, such above-described securities.

2.	REGISTRATION RIGHTS.

2.1 Demand Registration.

(a) Subject to the conditions of this Section 2.1, if the Company shall receive a written request from Series F Holders (the “Initiating Series F Holders”) who in the aggregate hold more than fifty percent (50%) of the Series F Registrable Securities that the Company file a registration statement under the Securities Act covering the registration with an anticipated aggregate offering price, net of underwriting discounts and commissions, exceeding $5,000,000, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.1, use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Series E Registrable Securities that the Series E Holders request to be registered and all Series F Registrable Securities that the Series F Holders request to be registered.

(b) Subject to the conditions of this Section 2.1, if the Company shall receive a written request from Series E Holders (the “Initiating Series E Holders”) who in the aggregate hold more than fifty percent (50%) of the Series E Registrable Securities that the Company file a registration statement under the Securities Act covering the registration with an anticipated aggregate offering price, net of underwriting discounts and commissions, exceeding $5,000,000, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.1, use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Series E Registrable Securities that the Series E Holders request to be registered and all Series F Registrable Securities that the Series F Holders request to be registered.

(c) For purposes of determining whether a sufficient number of Initiating Series E Holders and Initiating Series F Holders have exercised their rights to demand registration under Sections 2.1(a) or 2.1(b), above, respectively, the number of Series E Registrable Securities and Series F Registrable Securities may, at the request of the Initiating Series E Holders or the Initiating Series F Holders be aggregated to determine whether Initiating Series E Holders or Initiating Series F Holders holding in the aggregate at least fifty percent (50%) of all Series E Registrable Securities and Series F Registrable Securities have exercised rights under Sections 2.1(a) or 2.1(b). For purposes hereof, Initiating Series E Holders and Initiating Series F Holders shall be referred to collectively herein as the “Initiating Holders”.

(d) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 or any request pursuant to Section 2.3 and the Company shall include such information in the written notice referred to in Sections 2.1(a) or 2.1(b), or Section 2.3(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.1 or Section 2.3, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated: (i) first to the Holders of all Series F Registrable Securities on a pro rata basis based on the number of all Series F Registrable Securities held by all such Holders (including the Initiating Series F Holders); and (ii) second, to the Holders of all Series E Registrable Securities on a pro rata basis based on the number of Series E Registrable Securities held by all such Holders (including the Initiating Series E Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(e) The Company shall not be required to effect a registration pursuant to this Section 2.1:

(1) prior to the earlier of (i) one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering; or (ii) September 28, 2007;

(2) with respect to requests under Section 2.1(a), after the Company has effected two (2) registrations pursuant to Section 2.1(a) and such registrations have been declared or ordered effective, and with respect to requests under Section 2.1(b), after the Company has effected two (2) registrations pursuant to Section 2.1(b) and such registrations have been declared or ordered effective;

(3) during the period starting with the date sixty (60) days prior to the Company’s estimated date of filing, and ending on the date six (6) months following the effective date of the registration statement pertaining to a public offering (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan); provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

(4) if within thirty (30) days of receipt of a written request from the Initiating Series F Holders pursuant to Section 2.1(a) and/or the Initiating Series E Holders pursuant to Section 2.1(b), the Company gives notice to the Holders of the Company’s intention to make a public offering within thirty (30) days; provided, that such right to delay a request shall be exercised by the Company not more than twice in any twelve (12) month period;

(5) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.1 a certificate signed by the Chairman of the Board stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; or

(6) if the Initiating Series E Holders or the Initiating Series F Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.3 below.

2.2 Piggyback Registrations. The Company shall notify all Holders in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) If the registration statement under which the Company gives notice under this Section 2.2 is for an underwritten offering, the Company shall so advise the Holders. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten below the aggregate number of shares that the Company, the Holders, and other stockholders of the Company wish to offer for sale in such offering, the difference shall be applied: (1) first, to reduce the number of shares offered for sale by other stockholders; (2) second, to reduce the number of shares offered for sale by the Holders to fifteen percent (15%) of the total number of shares registered in the offering; and (3) third, to reduce the number of shares offered by the Company and the number of shares offered by the Holders, pro rata. In no event will shares of any other selling stockholder be included in such registration which would reduce the number of shares which may be included by Holders without the written consent of Holders of not less than sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities proposed to be sold in the offering.

If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing person shall be deemed to be a single Holder, and any pro rata reduction with respect to such Holder shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such Holder, as defined in this sentence.

(b) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.4 hereof.

2.3	Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.3:

(1) if Form S-3 (or any successor or similar form) is not available for such offering by the Holders;

(2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $5,000,000;

(3) if within thirty (30) days of receipt of the written request described in the preamble to this Section 2.3, the Company gives notice to the Holder or Holders of the Company’s intention to make a public offering within thirty

(30) days; provided, that such right to delay a request shall be exercised by the Company not more than twice in any twelve (12) month period;

(4) during the period starting with the filing of, and ending on the date six (6) months following the effective date of the registration statement pertaining to a public offering (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan);

(5) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.3; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; or

(6) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 2.3 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.1 or 2.2, respectively.

2.4	Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.1 or any registration under Section 2.2 or Section 2.3 herein shall be borne by the Company. All underwriting discounts and selling commissions incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.1, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities having the right to request a registration pursuant to Section 2.1 agree to forfeit their right to one (1) requested registration pursuant to Section 2.1, in which event such right shall be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a), above, then the Holders shall not forfeit their rights pursuant to Section 2.1 to a demand registration.

2.5 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days or, if earlier, until the Holder or Holders have completed the distribution related thereto, provided that the Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act;

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a), above;

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering; provided that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(i) Use its best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (1) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (2) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters. The opinion referred to in (1) above and, to the extent consistent with then applicable law and generally accepted accounting principles and practices, the letter referred to in (2) above also shall be addressed to the Holders requesting registration of Registrable Securities.

2.6	Termination of Registration Rights. All registration rights granted under this Section 2 shall terminate and be of no further force and effect if (a) the Company has completed its Initial Offering and is subject to the provisions of the Exchange Act, and (b) all Registrable Securities held by and issuable to such Holder (and its affiliates, partners, former partners, members and former members) may be sold under Rule 144 during any ninety (90) day period.

2.7	Delay of Registration; Furnishing Information.

(a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.1, 2.2 or 2.3 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.1 or Section 2.3 if, due to the operation of Section 2.1(d), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.1 or Section 2.3, whichever is applicable.

2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.1, 2.2 or 2.3:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (1) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (2) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (3) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to each such Holder, partner, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.8 exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. Without regard to the foregoing, the indemnified party will have an absolute right to participate in such proceeding using separate counsel at its own expense. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 2.8 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.9 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned: (i) by any Holder of Series F Registrable Securities, to any third party, and (ii) by any Holder of Series E Registrable Securities, to any third party, which, in each case, (a) is a subsidiary, parent, stockholder, general partner, limited partner, retired partner, member or retired member of such Holder, (b) is such Holder’s family member or a trust for the benefit of such Holder or such family member, or (c) an Affiliate of such Holder; provided, however, that in the case of any transfer under clauses (i) or (ii) above, (a) the transferor shall, within twenty (20) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee shall agree to be subject to all provisions set forth in this Agreement; and (c) such transferee must not be a person deemed by the Board of Directors of the Company, in its reasonable judgment, to be a competitor or potential competitor of the Company. Otherwise, such rights may not be assigned. For purposes hereof, “Affiliate” shall mean an entity controlling, controlled by or under common control with a Holder.

2.10 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

3.	MISCELLANEOUS.

3.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Wisconsin as applied to agreements among Wisconsin residents entered into and to be performed entirely within Wisconsin.

3.2 Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

3.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes.

3.4 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements with regard to the subjects hereof except as specifically set forth herein.

3.5 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

3.6 Amendment and Waiver.

(a) Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company (as approved by a majority of the members of the Board of Directors then in office), the Holders of more than fifty percent (50%) of the Series E Registrable Securities then outstanding and the Holders of more than fifty percent (50%) of the Series F Registrable Securities then outstanding.

(b) Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders of Series E Registrable Securities under this Agreement may be waived only with the written consent of the holders of more than fifty percent (50%) of the Series E Registrable Securities then outstanding unless such waiver is effectuated by virtue of an amendment to this Agreement affecting all Holders equally in proportion to their holdings of Registrable Securities.

(c) Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders of Series F Registrable Securities under this Agreement may be waived only with the written consent of the holders of more than fifty percent (50%) of the Series F Registrable Securities then outstanding unless such waiver is effectuated by virtue of an amendment to this Agreement affecting all Holders equally in proportion to their holdings of Registrable Securities.

(d) Notwithstanding the foregoing, the provisions of this Agreement may not be waived, amended or otherwise modified in a manner that adversely affects one group of Holders differently from another group of Holders without the written consent of a majority of the shares of Registrable Securities held by the group of Holders so affected.

(e) Notwithstanding the foregoing, this Agreement may be amended to add as a party any Series E Holder or Series F Holder to the extent not otherwise a party hereto; provided, however, that such Holder shall have executed a counterpart to this Agreement agreeing to be bound by the terms of this Agreement as a Holder.

3.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under the Agreement or any waiver on such Holder’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

3.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties hereto.

3.9 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

3.10 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

3.11 Counterparts, Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile and each facsimile signature will have the same effect as an original signature.

3.12 English as Official Language. The parties acknowledge and agree that English shall be the official language for the interpretation of this Agreement.

3.13 Dispute Resolution. Any party to this Agreement who is not a U.S. resident or citizen or is a foreign entity shall attempt to resolve through negotiation any disputes, controversies or other claims arising out of or in connection with this Agreement with any other party to this Agreement. To the extent that any such disputes, controversies or claims cannot be resolved as a result of such discussions, such unresolved disputes, controversies and claims shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in effect on the date of this Agreement. The appointing authority shall be the International Chamber of Commerce. The number of arbitrators shall be three (3). The place of arbitration shall be Toronto, Canada. The language to be used in the arbitration shall be English. In connection with the arbitration, the Federal Rules of Evidence in effect in the United States of America will govern evidentiary questions and the procedural and substantive rules of the State of Wisconsin, United States of America will apply. The parties acknowledge and agree that this Agreement and all agreements, documents, instruments and certificates delivered in connection herewith (including the Related Agreements) and any award rendered pursuant hereto or thereto shall be governed by the 1958 United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards. In the event of any conflict between the UNCITRAL Arbitration Rules and this clause, this clause shall govern. Judgment upon the award rendered may be entered in any court having jurisdiction. Application shall be made to such court for judicial acceptance of the award and an order of enforcement as the case may be.

3.14 References to Dollars. All references herein to “$” or “Dollars” shall be to United States Dollars.

3.15 Effective Date. If the “Closing Date” as defined in the 2007 Series F Preferred Stock Purchase Agreement is not January 25, 2007 but instead a later date not later than February 9, 2007 as provided in Section 2.1 of the 2007 Series F Preferred

Stock Purchase Agreement, then, notwithstanding the date of January 25, 2007 first written above in this Agreement, this Agreement shall be effective as of such Closing Date and not as of January 25, 2007.

IN WITNESS WHEREOF, the parties hereto have executed this SEVENTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:

NIMBLEGEN SYSTEMS, INC.

By:	/s/ Stanley D. Rose
Print Name:	Stanley D. Rose
Title:	CEO

STOCKHOLDERS:

780 PARTNERS

By:	/s/ Richard J. Bliss
Print Name:	Richard J. Bliss
Title:	Managing Partner

BAIRD VENTURE PARTNERS I LIMITED PARTNERSHIP

By:	Baird Venture Partners Management Company I, LLC, its General Partner

By:	/s/ Peter K. Shagory
Title:	Director

Frederick R. Blattner

Signature Page – Seventh Amended And Restated Registration Rights Agreement

BVP I AFFILIATES FUND LIMITED PARTNERSHIP

By:	Baird Venture Partners Management Company I, LLC, its General Partner

By:	/s/ Peter K. Shagory
Title	Director

FHF PARTNERS

By:	/s/ Mitchell S. Fromstein
Print Name:	Mitchell S. Fromstein
Title:	General Partner

/s/ Roland Green
Roland Green

ICE NINE INVESTMENTS, LLC

By:	/s/ Nicholas Seay
Print Name:	Nicholas Seay
Title:	Managing Member

ITX INTERNATIONAL EQUITY CORPORATION

By:	/s/ Takehito Jimro
Print Name:	Takehito Jimro
Title:	CEO

/s/ Emile Nuwaysir
Emile Nuwaysir

/s/ Frank V. Sica
Frank V. Sica

Signature Page – Seventh Amended And Restated Registration Rights Agreement

SKYLINE VENTURE PARTNERS QUALIFIED PURCHASER FUND II, L.P.

By:	Skyline Venture Management II LLC, its General Partner

By:	/s/ John G. Freund
John G. Freund, Managing Director

SKYLINE VENTURE PARTNERS II, L. P.

By:	Skyline Venture Management II LLC, its General Partner

By:	/s/ John G. Freund
John G. Freund, Managing Director

SKYLINE EXPANSION FUND, L.P.

By:	Skyline Expansion Fund Management, LLC
Its:	General Partner

By:	Skyline Venture Management III, LLC
Its:	Managing Member

By:	/s/ John G. Freund
John G. Freund, Managing Director

/s/ David C. Sneider
David C. Sneider

SCHOTT AG

By:	/s/ Gordon Weber
Print Name:	Gordon Weber
Title:	General Counsel

Signature Page – Seventh Amended And Restated Registration Rights Agreement

STATE OF WISCONSIN INVESTMENT BOARD

By:	/s/ Christopher D. Prestinacomo
Print Name:	Christopher D. Prestinacomo
Title:	Portfolio Manager

TACTICS II LLC

By:	/s/ Robert J. Palay
Print Name:	Robert J. Palay
Title:	Member

/s/ Michael J. Treble
Michael J. Treble

VENTURE INVESTORS EARLY STAGE FUND III LIMITED PARTNERSHIP

By:	Venture Investors LLC, its General Partner

By:	/s/ John Neis
John Neis, Member

WISCONSIN ALUMNI RESEARCH FOUNDATION

By:	/s/ Carrie Thome
Print Name:	Carrie Thome
Title:	Assoc. Dir. of Inv.

By:	/s/ Kenneth Lutz
Print Name:	Kenneth Lutz
Title:	Controller

Signature Page – Seventh Amended And Restated Registration Rights Agreement

TEXAS INSTRUMENTS, INCORPORATED

By:
Print Name:
Title:

/s/ Harold Garner
Harold Garner

STARTech SEED FUND II, L.P.

By:
Print Name:
Title:

/s/ Stanley D. Rose
Stanley D. Rose

Rodney Wallace

/s/ Steven W. Smith
Steven W. Smith

/s/ Daniel Clutter
Daniel Clutter

CARGILL, INCORPORATED

By:	/s/ James Sayre
Print Name:	James Sayre
Title:	President, Cargill Ventures

Signature Page – Seventh Amended And Restated Registration Rights Agreement

TOPSPIN PARTNERS, L.P.

By:	/s/ Steven J. Winick
Print Name:	Steven J. Winick
Title:	Principal

TOPSPIN ASSOCIATES, L.P.

By:	/s/ Steven J. Winick
Print Name:	Steven J. Winick
Title:	Principal

BROOKSIDE CAPITAL PARTNERS FUND, L.P.

By:	/s/ Ted Pappendick
Print Name:	Ted Pappendick
Title:	Managing Director

ADAGE CAPITAL PARTNERS, L.P.

By:	/s/ D. Labow
Print Name:	D. Labow
Title:	Chief Operating Officer

STARK MASTER FUND LTD.

By:	/s/ Brian H. Davidson
Print Name:	Brian H. Davidson
Title:	Authorized Signatory of Stark Offshore Management LLC, Investment Manager of Stark Master Fund Ltd.

Signature Page – Seventh Amended and Restated Registration Right Agreement

BBT FUND, L.P.

By:	BBT Genpar, L.P.
Its:	General Partner
By: FFT-FW, Inc.
Its: General Partner

By:	/s/ William O. Reimann
Print Name:	William O. Reimann
Title:	Vice President

CAP FUND, L.P.

By:	Cap Genpar, L.P.
Its:	General Partner
By: Cap-FW, Inc.
Its: General Partner

By:	/s/ William O. Reimann
Print Name:	William O. Reimann
Title:	Vice President

SRI FUND, L.P.

By:	SRI Genpar, L.P.
Its:	General Partner
By: BBT-FW, Inc.
Its: General Partner

By:	/s/ William O. Reimann
Print Name:	William O. Reimann
Title:	Vice President

QVT FUND LP

By:	QVT Associates GP LLC
Its:	General Partner

By:	/s/ Dan Gold
Print Name:	Dan Gold
Title:	Managing Member

By:	/s/ Nicholas Brumm
Print Name:	Nicholas Brumm
Title:	Managing Member

Signature Page – Seventh Amended and Restated Registration Right Agreement

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (SBST-LS)

By:	/s/ Martina Poquet
Martina Poquet, Director-Separate Investments

/s/ J. Warren Huff
J. Warren Huff

Signature Page – Seventh Amended and Restated Registration Right Agreement

EXHIBIT A

PREFERRED STOCKHOLDERS

Series E and F Preferred Shares:

Stockholder	Series E	Series F
780 Partners Attn: Richard Bliss 780 North Water Street Milwaukee, WI 53202 rbliss@gklaw.com	250,298	276,014

Baird Venture Partners, L.P. Attn: Peter K. Shagory 227 West Monroe, Suite 2200 Chicago, IL 60606 pshagory@rwbaird.com	171,565	303,105

Frederick Blattner Genetics Building, B10 445 Henry Mall Madison, WI 53706 fredblattner@scarabgenomics.com	112,672	141,870

BVP I Affiliates Fund L.P. Attn: Peter K. Shagory 227 West Monroe, Suite 2200 Chicago, IL 60606 pshagory@rwbaird.com	120,145	212,258

FHF Partners Attn: Mitchell Fromstein 5301 North Ironwood Road Milwaukee, WI 53217	248,331	263,182

Stockholder	Series E	Series F
Roland Green 506 Ozark Trail Madison, WI 53705	407	6,720

Ice Nine Investments, LLC c/o Quarles & Brady, LLP Attn: Nicholas Seay 1 South Pinckney Street, Suite 600 Madison, WI 53703 njs@quarles.com	12,543	10,529

ITX International Equity Corporation Attn: Takehita Jimbo, President and CEO 700 East El Camino Real, Suite 200 Mountain View, CA 94040	714,286	0

Emile Nuwaysir 2022 Madison Street Madison, WI 53711 enuwaysir@nimblegen.com	3,673	1,680

Frank V. Sica Menemsha Capital Partners, Ltd. c/o Tailwind Capital 390 Park Avenue, 17th Floor New York, NY 10022 frank.sica@menemshacpl.com	249,521	335,268

Skyline Venture Partners Qualified Purchaser Fund II, L.P. Attn: John G. Freund 5255 University Avenue, #520 Palo Alto, CA 94301 John@SkylineVentures.com	1,010,155	905,643

Stockholder	Series E	Series F
Skyline Venture Partners II, L.P. Attn: John G. Freund 525 University Avenue, #520 Palo Alto, CA 94301 John@SkylineVentures.com	86,716	77,742

Skyline Expansion Fund, L.P. ATTN: John G. Freund 525 University Avenue, #520 Palo Alto, CA 94301 John@SkylineVentures.com	22,222	666,667

David C. Sneider 301 South Yellowstone Drive Madison, WI 53705 dsneider@gmail.com	76,833	18,455

Schott AG Attn: Frank Mohler Hattenbergstrasse 10 Mainz, Germany D-55122 frank.mohler@schott.com Schott North America, Inc. Attn: Gerhard Kiewel 555 Taxter Road Elmsford, NY, 10523 gerhard.kiewel@us.schott.com	2,690,477	0

State of Wisconsin Investment Board Attn: Chris Prestigiacomo Wisconsin Private Equity Portfolio 121 East Wilson Street Madison, WI 53703-3455 chris.prestigiacomo@swib.state.wi.us	278,862	403,374

Stockholder	Series E	Series F
Tactics II LLC Attn: Robert Palay 5 Revere Drive, Suite 200 Northbrook, IL 60062 bpalay@tacticsii.com	250,299	276,015

Michael J. Treble 2820 Rancho Costero Carlsbad, CA 92009 mtreble@sbcglobal.net	24,942	18,671

Venture Investors Early Stage Fund III, L.P. Attn: John Neis 505 South Rosa Road Madison, WI 53719 john@ventureinvestors.com	438,936	791,720

Wisconsin Alumni Research Foundation Attn: Thomas H. Weaver 614 Walnut Street, 13th Floor Madison, WI 53707 weaver@warf.org	252,540	312,987

Texas Instruments, Incorporated Attn: Barbara C. Papas 7839 Churchill Way, MS 3995 Dallas, TX 75251	17,777	0

Harold Garner 4100 Post Oak Road Flower Mound, TX 75028	1,000	24,538

STARTech Seed Fund II, L.P. Attn: Matt Blanton 1302 East Collins Boulevard Richardson, TX 75081	35,556	0

Stockholder	Series E	Series F
Stanley D. Rose One Science Court Madison, WI 53711 srose@nimblegen.com	462,241	201,980

Rodney Wallace 20431 Peachtree Road Dickerson, MD 20842	407	6,712

Steven W. Smith 2854 Richardson Street Fitchburg, WI 53711 ssmith@nimblegen.com	136	2,237

Daniel Clutter NimbleGen Systems Inc. One Science Court Madison, WI 53711 dclutter@nimblegen.com	382	6,310

Cargill, Incorporated Attn: James Sayre 1200 Park Place, Suite 300 San Mateo, CA 94403	156,017	2,674,277

Topspin Partners, L.P. Attn: Steve Winick 3 Expressway Plaza Roslyn Heights, NY 11577 swinick@topspinpartners.com	41,916	691,619

Topspin Associates, L.P. Attn: Steve Winick 3 Expressway Plaza Roslyn Heights, NY 11577 swinick@topspinpartners.com	1,985	32,754

Stockholder	Series E	Series F
Brookside Capital Partners Fund, L.P. c/o Brookside Capital Attn: Jay Venkatesan 111 Huntington Avenue Boston, MA 02199	0	1,644,806

Adage Capital Partners, L.P. c/o Adage Capital Management, L.P. Attn: Dan Lehan 200 Clarendon Street, 52nd Floor Boston, MA 02116	0	600,000

Stark Master Fund Ltd. c/o Stark Offshore Management LLC 3600 South Lake Drive St. Francis, WI 53235	0	500,000

BBT Fund, L.P. c/o BBT Genpar, L.P. 201 Main Street, Suite 3200 Fort Worth, TX 76102	0	147,500

CAP Fund, L.P. c/o BBT Genpar, L.P. 201 Main Street, Suite 3200 Fort Worth, TX 76102	0	67,500

SRI Fund, L.P. c/o BBT Genpar, L.P. 201 Main Street, Suite 3200 Fort Worth, TX 76102	0	35,000

Stockholder	Series E	Series F
QVT Fund LP c/o QVT Associates GP LLC 1177 Avenue of the Americas, 9th Floor New York, NY 10036 legalnotices@qvt.com	0	200,000

The Board of Trustees of Leland Stanford Junior University The Board of Trustees of Leland Stanford Junior University c/o Stanford Management Company Attn: Martina Poquet 2770 Sand Hill Road Menlo Park, CA 94025 martinapoquet@stanford.edu The Board of Trustees of Leland Stanford Junior University c/o Stanford Management Company Attn: Jin Gu 2770 Sand Hill Road Menlo Park, CA 94025 jingu@stanford.edu	0	20,000

J. Warren Huff 1002 Ashlawn Drive Southlake, TX 76092	0	3,337

Total:	7,732,840	11,880,470